EXHIBIT 99.1

For Immediate Release

PARLUX ANNUAL MEETING RESULTS

FORT LAUDERDALE, FLORIDA, October 15, 2010, Parlux Fragrances, Inc. (NASDAQ:PARL) held its annual meeting of shareholders (Annual Meeting) on October 12, 2010, in Ft. Lauderdale, FL.  At the Annual Meeting, the Company’s shareholders approved two proposals.  The proposals are described in detail in the Company’s definitive proxy statement in Schedule 14A filed with the Securities and Exchange Commission on September 7, 2010.

The final voting results with respect to each proposal voted upon at the Annual Meeting are set forth below.

All five nominees named in the proxy statement were elected with each director receiving votes as follows:

Nominee	For	Withheld	Broker Non-Votes
Frederick E. Purches	6,464,526	192,941	11,849,883
Anthony D’Agostino	5,439,638	1,217,829	11,849,883
Esther Egozi Choukroun	5,321,528	1,335,939	11,849,883
Glenn H. Gopman	5,425,338	1,232,129	11,849,883
Robert Mitzman	5,393,466	1,264,001	11,849,883

There were no abstentions in the election of directors.

The ratification of our current independent auditors, MarcumRachlin, a division of Marcum LLP, was approved by our stockholders as follows:

For	Against	Abstain
18,234,975	110,686	161,689

During the course of the meeting, Mr. Purches, Chairman and CEO, noted that: “For the current fiscal year of 2011, we are forecasting lower net sales than the previous comparable year.  If we eliminate our expired license, GUESS, from the prior year we anticipate an increase of approximately 15% to approximately $125 million in net sales in the current year.  Keeping our focus on profitability, we have cut back new product launches, and advertising/promotional spending, which was reduced by 35% this current year. We expect to return to profitability this year.”

Mr. Purches added: “It is worth noting that our first six months’ net sales ending September 30, 2010 are expected to be approximately $62 million, compared to approximately $80 million in the comparative prior year.  This is significant when one considers that the prior year figures include $28 million of GUESS sales.  Paris Hilton and Jessica Simpson products   accounted for approximately 80% of our gross revenues for the first six months of the current year.  We anticipate this ratio will decrease as we introduce new products later this year and into next year, most notably Rihanna in Spring 2011 and Vince Camuto in Fall 2011.  With these new introductions we expect to grow the Company’s revenues, profitability, anticipating net sales of approximately $150 million in fiscal 2012.”

ABOUT PARLUX FRAGRANCES, INC.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories, and the recently signed Vince Camuto.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and net income, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its balance due to the Company, and compliance with the covenants in the Company’s credit facility. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:	Parlux Fragrances, Inc. (954) 316-9008
CONTACT:	Frederick E. Purches, Ext. 8116
Raymond J. Balsys, Ext. 8106
Web site:	http://www.parlux.com

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